Exhibit 99.1

Tiger Media Releases Fiscal Year-End Results for 2014

and Recent Business Highlights

BOCA RATON, Fla.—April 15, 2015—Tiger Media, Inc. (NYSE MKT: IDI), a multi-platform media and data solutions provider, today announced the results of its multi-platform media business for the 2014 fiscal year ended December 31, 2014. Along with filing its annual report on Form 10-K, the Company announced an evolution in strategic focus through entry into the multi-billion dollar data-fusion industry.

•	Changes strategic focus with acquisition of The Best One, Inc. (“TBO”)

•	Establishes new corporate headquarters in Boca Raton, FL

•	Appoints Derek Dubner as Co-CEO of Tiger Media and CEO of data fusion division

•	Names Ole Poulsen Chief Science Officer and establishes Seattle-based technology team

•	Enhances business model to incorporate U.S. team in existing business

•	2014 year-end revenue reached $3.0 million, a 5% increase over fiscal 2013 revenue of $2.9M.

•	Net loss for 2014 was $3.5 million compared to a net loss of $3.9 million in 2013, representing a 10% decrease.

•	Cash balance as of December 31, 2014 was $4.2 million.

Mr. Peter W. H. Tan, Co-CEO of Tiger Media, commented, “We are pleased to have completed the acquisition of TBO, parent company of U.S.-based data solutions provider Interactive Data, LLC (“Interactive Data”), in March 2015, strategically positioning Tiger Media into the very scalable data-fusion space. While we continue to drive revenues from a multi-platform business strategy that incorporates both high-end advertising technology and traditional media services, we focused a large part of 2014 towards pursuing strategic business opportunities that would enable us to broaden our distribution approach, diversify our product offerings and drive our expansion into emerging, high-growth markets.”

“This represents significant progress for Tiger Media and I’m pleased to work with a management team with over half a century of experience and successes in this industry. Further, by leveraging Interactive Data’s next-generation data analytics and linking technology, we expect to accelerate the evolution of Tiger Media’s business. While our 2014 results represent only our multi-platform media business, we head into the second half of 2015 and 2016 with a stronger management and technology team, a U.S. channel for expansion and an established product portfolio that will provide us with the near-term opportunity to greatly enhance our customer base and increase our margins and sales, thereby delivering greater returns for our shareholders.”

Tiger Media completed the acquisition of TBO on March 21, 2015. In October of 2014, TBO acquired Interactive Data and immediately expanded executive management with a team of data fusion industry veterans, including Chief Executive Officer Derek Dubner and Chief Science Officer Ole Poulsen. Both Mr. Dubner and Mr. Poulsen have played key roles in the industry since its infancy. Mr. Dubner has joined Mr. Tan as Co-CEO of Tiger Media.

Mr. Dubner stated, “During the last fifteen years, I have witnessed a tremendous amount of growth within the data-fusion space driven by the rapid and demanding evolution of the underlying technologies. Many larger companies have strongly established themselves in what has become an extremely lucrative market. As the industry continues to develop and legacy systems become dated, the need to innovate is paramount. The completion of our technology team in Seattle, including the addition of new strategic hires, positions us favorably to become a leading player within the multi-billion dollar data-fusion market.”

As of December 31, 2014, the number of issued and outstanding common shares was 7,291,200. Following the acquisition of TBO, the number of issued and outstanding shares was 13,888,454 shares, which excludes certain preferred shares and earn-out shares issued. The number of shares outstanding reflect Tiger Media’s 1-for-5 reverse split, which was effective March 19, 2015.

Full Year 2014 Financial Results

Net Revenue & Gross Profit

For the full fiscal year 2014, Tiger Media recognized revenue of $3.0 million, a 5% increase from the prior year period, demonstrating the continued demand for the Company’s iScreen LCD screens and outdoor billboard products in Shanghai.

Gross profit was $215,000 compared to $1.1 million in 2013. An increased cost of revenue in 2014 was primarily due to the greater expense of advertising space lease costs and depreciation expenses incurred by outdoor LCD equipment.

Selling, General and Administrative Expenses

Total selling, general and administrative expenses for the 2014 fiscal year were $3.8 million, compared to $5.1 million for the 2013 fiscal year. This reduction is primarily due to a decrease in staff salary and a decrease in share-based compensation.

Net Loss

As a result of the foregoing, Tiger Media reported a net loss of $3.5 million, or $(0.49) per share, compared to a net loss of $3.9 million, or $(0.63) per share for the year ended December 31, 2013.

About Tiger Media, Inc.

Tiger Media is a multi-platform media company operating in China, which provides advertising services in the out-of-home advertising industry, including iScreen Outdoor LCD screens, billboards and street furniture. Tiger Media’s network of street level LCD screen displays, which captivate eye-level awareness, is complemented by outdoor billboards which are mostly built on rooftops with good visibility from far distances. Tiger Media’s network attracts advertising clients from a wide range of industries including telecommunications, insurance and banking, automobile, electronics and fast moving consumer goods. Learn more at www.tigermedia.com.

About Interactive Data, LLC

Interactive Data is a data solutions provider, historically delivering data products and services to the Accounts Receivable Management (ARM) industry for location and identity verification, legislative compliance and debt recovery for over a decade. Interactive Data has served a niche segment of the risk management industry, consisting of collection agencies, collection law firms, and debt buyers. Interactive Data has recently expanded its executive leadership team, adding significant industry experience. The immediate capital infusion drives an enhancement and broadening of current offerings as well as expansion into new markets and services. Learn more at www.id-info.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipate,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward looking statements include statements about whether we can broaden our distribution approach, diversify our product offerings and drive expansion, enhance our customer base and increase our margins and sales, thereby delivering greater returns for our shareholders, the anticipated benefits of combining Tiger Media and TBO, whether Tiger Media can successfully enter the scalable data fusion business, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risk that the business of TBO may not be integrated successfully; the risk that the transaction may involve unexpected costs or unexpected liabilities; the risk that synergies from the transaction may not be fully realized or may take longer to realize than expected; and the other risks set forth in Tiger Media’s Annual Report on 10-K, filed with the SEC on April 15, 2015, and Tiger Media’s proxy statement for the Special Meeting of Ordinary Shareholder held on March 17, 2015, filed with the SEC on February 13, 2015, as well as the other factors described in the filings that Tiger Media makes with the SEC from time to time.

TIGER MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	As of December 31,
	2014	2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,178	$5,605
Accounts receivable	1,742	1,563
Amounts due from related parties	—	40
Prepaid expenses and other current assets	265	799
Deferred tax assets	74	37

Total current assets	6,259	8,044

NON-CURRENT ASSETS
Property and equipment, net	1,502	1,584
Long-term deferred expenses	646	917
Intangible assets, net	1,635	2,001

Total non-current assets	3,783	4,502

Total assets	10,042	12,546

LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	1,231	1,196
Accrued expenses and other payables	739	235
Acquisition consideration payable	464	464
Amounts due to related parties	65	73
Deferred revenue	70	9
Income tax payable	—	4

Total current liabilities	2,569	1,981

Total liabilities	2,569	1,981

SHAREHOLDERS’ EQUITY
Common Shares—$0.0005 par value 200,000,000 shares authorized, 7,291,200 and 7,120,148 shares issued and outstanding on December 31, 2014 and 2013, respectively(1)	4	4
Additional paid-in capital	146,214	145,778
Accumulated other comprehensive loss	(4,357)	(4,362)
Accumulated deficit	(134,388)	(130,855)

Total shareholders’ equity	7,473	10,565

Total liabilities and shareholders’ equity	$10,042	$12,546

(1)	All per share amounts and shares outstanding for all periods have been retroactively restated to reflect Tiger Media’s 1-for-5 reverse stock split, which was effective on March 19, 2015.

TIGER MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share data)

	For the years ended December 31,
	2014	2013
Net revenues	$3,006	$2,875
Cost of revenues	(2,791)	(1,765)

Gross profit	215	1,110
Operating expenses
Sales and marketing expenses	(885)	(788)
General and administrative expenses	(2,931)	(4,397)
Gain from extinguishment of acquisition consideration payable	—	99

Loss from operations	(3,601)	(3,976)

Other income/(expense)
Interest income	75	12
Other expense	(48)	(4)

Total other income	27	8

Loss before income taxes	(3,574)	(3,968)
Income taxes benefit	41	33

Net loss	$(3,533)	$(3,935)

Loss per share
Basic and Diluted(1)	$(0.49)	$(0.63)

Weighted average number of shares outstanding -
Basic and diluted(1)	7,279,949	6,272,570

Comprehensive loss:
Net loss	$(3,533)	$(3,935)
Foreign currency translation adjustment	5	71

Net comprehensive loss	$(3,528)	$(3,864)

(1)	All per share amounts and shares outstanding for all periods have been retroactively restated to reflect Tiger Media’s 1-for-5 reverse stock split, which was effective on March 19, 2015.